Exhibit 10.1

CONTACT:	Julie Lorigan Vice President, Investor Relations (781) 741-7775

Margery B. Myers Vice President, Corporate Communications and Public Relations (781) 741-4019

Stacy Berns/Melissa Jaffin — Investor/Media Relations Berns Communications Group (212) 994-4660
TALBOTS REPORTS FIRST QUARTER RESULTS IN LINE WITH
COMPANY EXPECTATIONS
Provides Second Quarter Outlook
     Hingham, MA, May 17, 2006— The Talbots, Inc. (NYSE:TLB) today announced results for the thirteen-week period ended April 29, 2006 compared to the thirteen-week period ended April 30, 2005. Net sales for the quarter increased 1% to $453.0 million from $446.5 million reported for the thirteen weeks ended April 30, 2005. Retail store sales increased 2% to $384.9 million this year compared to $378.1 million last year. Included in retail sales was a 0.9% increase in comparable store sales. Direct marketing sales of $68.1 million were approximately even with the $68.4 million reported in the prior year period. The Company’s first quarter results do not include the acquisition of the J. Jill Group, which was completed on May 3, 2006.
     Talbots net income for the first quarter was $27.4 million, compared to $34.5 million for the first quarter last year. Earnings per diluted share, including $0.03 in stock option expense, were $0.51. Excluding stock option expense, earnings per share were $0.54, compared to last year’s record first quarter earnings per diluted share of $0.63.
     Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented “We reported first quarter earnings per share in line with our recently updated outlook and the First Call consensus estimate. Total Company comparable store sales increased modestly in the period and our direct marketing business, including catalog and Internet, was approximately even with last year. Sales trends in our Talbots Woman large size

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concept continued to be very strong throughout the entire quarter, with comparable store sales rising 10%. In addition, our Talbots Kids performance was healthy, with a combined March/April comp store gain of 9%.”
     “Regarding our store expansion plan, during the quarter, we opened three new Talbots Misses stores and ended the period with a total of 1,086 stores. Our plan is to open approximately 50 new Talbots brand stores in 2006, which would bring us to approximately 1,128 Talbots stores at the end of the year. For the J. Jill brand, we currently plan to open approximately 42 new stores in fiscal 2006, ending the year with approximately 241 J. Jill stores. In total, The Talbots, Inc. will end the fiscal year 2006 with approximately 1,369 stores in operation.”
     “As announced earlier this month, we have completed the J. Jill merger and are excited about the opportunity to serve a larger share of the 35+ women’s market with a broader range of merchandise. We have a strong leadership team in place that combines the talents and market expertise of Talbots and J. Jill management, and are focused on maximizing the synergies of the two brands while capturing the growth potential of this advantageous market position,” continued Mr. Zetcher.
Second Quarter Outlook
     Commenting on the outlook for the second quarter of fiscal 2006, Mr. Zetcher noted, “We are still in the early stages of our integration, and have entered into a period of significant change. Given this, it is very difficult to predict our second quarter earnings due to a number of unusual factors, including costs associated with the acquisition of J. Jill, purchase-related accounting adjustments, as well as the learning curve for both organizations. Nevertheless, we are currently targeting a second quarter loss per diluted share on a GAAP basis to be in the range of ($0.15) to ($0.05). This estimate includes acquisition-related costs and adjustments of approximately $0.20 per share. Excluding the estimate for costs and adjustments as outlined above, earnings per diluted share would be in the range of $0.05 to $0.15. Further, earnings per diluted share excluding approximately $0.03 in stock option expense for the period would be in the range of $0.08 to $0.18 per share, compared to the $0.35 reported last year.”

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     “This range of earnings per share reflects the impact of J. Jill’s weak second quarter sales, which will result in a significant loss in the period and represents a continuation of their first quarter trends. In addition, we expect incremental Talbots brand markdowns in the second quarter, resulting from softer than anticipated first quarter sales and the shift of a promotional event from the second quarter into the first.”
     “As we have previously stated, this J. Jill acquisition will be dilutive to earnings in fiscal 2006. However, in fiscal 2007 we currently anticipate that the transaction will be accretive to earnings, with synergies and after acquisition-related costs and adjustments. We are confident in our ability to achieve the $25 million in synergies that we initially identified and are making solid progress in that regard.”
     “Turning to the second half of this year, for the Talbots brand, we believe we are well-positioned to benefit particularly from the new merchandising initiatives we established late last year. On the J. Jill side, we anticipate improvement in its business performance in fiscal 2007, when any initiatives by our new leadership team begin to take effect.”
     “In closing, we are delighted to now be moving ahead with this J. Jill merger. We have confidence in the brand’s potential for the future and its ability to enhance The Talbots, Inc. position in the marketplace. Given our strong company fundamentals and significant opportunities for growth, we are optimistic about our ability to enhance shareholder value for the long term,” concluded Mr. Zetcher.
     As previously announced, Talbots will host a conference call today, May 17, 2006 at 10:00 am local time to discuss first quarter results. To listen to the live web cast please log on to http://www.talbots.com/about/investor.asp. The call will be archived on its web site www.talbots.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until May 19, 2006. This call may be accessed by dialing (877) 519-4471, passcode 7379533.
     The Talbots, Inc. is a leading international specialty retailer and cataloger of women’s, children’s and men’s apparel, shoes and accessories. The Company currently operates a total of 1,291 stores in 47 states, the District of Columbia, Canada and the U.K., with 1,086 stores under the Talbots brand name and 205 stores under the J. Jill brand name. Both brands target the age 35+ female population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.

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     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve risks and uncertainty, including assumptions and projections concerning integration costs, purchase-related accounting adjustments, acquisition synergies, store traffic, levels of store sales including regular-price selling and markdown selling, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.
     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including the risk that the J. Jill business will not be successfully integrated, the risk that the cost savings and other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk that the acquisition will disrupt Talbots or J. Jill’s core business, transaction and integration costs, the reaction of Talbots and J. Jill customers and suppliers to the transaction, diversion of management time on merger-related issues, effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, effectiveness of its Internet site, acceptance of the Company’s fashions including the Company’s 2006 spring and summer fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, any difference between estimated and actual stock option expense and retail economic conditions including consumer spending, In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s Form 10-K (under “Risk Factors”) and in other periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.

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(tables to follow)

THE TALBOTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THIRTEEN WEEKS ENDED APRIL 29, 2006 AND APRIL 30, 2005
Amounts in thousands except per share data

	Thirteen Weeks Ended
	April 29,	April 30,
	2006	2005

NET SALES	$453,012	$446,531

COSTS AND EXPENSES
Cost of sales, buying and occupancy (includes non-cash compensation expense of $394 relating to stock options in 2006)	272,200	264,279
Selling, general and administrative (includes non-cash compensation expense of $2,549 relating to stock options in 2006)	135,599	126,218

OPERATING INCOME	45,213	56,034

INTEREST
Interest expense	6,752	980
Interest income	5,308	177

INTEREST EXPENSE — net	1,444	803

INCOME BEFORE TAXES	43,769	55,231

INCOME TAXES	16,413	20,712

NET INCOME	$27,356	$34,519

NET INCOME PER SHARE:
BASIC	$0.52	$0.64

DILUTED	$0.51	$0.63

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
BASIC	52,620	53,647

DILUTED	53,669	54,881

Cash Dividends Paid Per Share	$0.12	$0.11

THE TALBOTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
APRIL 29, 2006, JANUARY 28, 2006, AND APRIL 30, 2005
Amounts in thousands except share data

	April 29,	January 28,	April 30,
	2006	2006	2005

Cash and cash equivalents	$139,116	$103,020	$49,307
Restricted cash	400,000	—	—
Customer accounts receivable — net	221,380	209,749	211,180
Merchandise inventories	271,693	246,707	253,241
Other current assets	57,946	61,185	59,809

Total current assets	1,090,135	620,661	573,537

Property and equipment — net	378,516	387,536	396,212
Deferred income taxes	8,124	6,407	—
Intangibles — net	111,397	111,397	111,397
Other assets	27,956	20,143	18,569

TOTAL ASSETS	$1,616,128	$1,146,144	$1,099,715

Notes payable to banks	$45,000	$—	$—
Bridge loan relating to acquisition	400,000	—	—
Accounts payable	65,516	85,343	51,215
Income taxes payable	43,094	37,909	42,296
Accrued liabilities	121,240	121,205	114,970

Total current liabilities	674,850	244,457	208,481

Long-term debt	100,000	100,000	100,000
Deferred rent under lease commitments	110,184	110,864	109,375
Deferred income taxes	—	—	1,308
Other liabilities	76,642	63,855	59,734
Stockholders’ equity	654,452	626,968	620,817

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,616,128	$1,146,144	$1,099,715

THE TALBOTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THIRTEEN WEEKS ENDED APRIL 29, 2006 AND APRIL 30, 2005
Amounts in thousands

	Thirteen Weeks Ended
	April 29,	April 30,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27,356	$34,519
Depreciation and amortization	22,605	22,559
Deferred and other items	7,553	1,938
Changes in:
Customer accounts receivable	(11,606)	(11,940)
Merchandise inventories	(24,864)	(14,771)
Accounts payable	(19,073)	(13,850)
Income taxes payable	5,206	15,050
All other working capital	3,532	2,534

	10,709	36,039

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(14,435)	(13,808)
Increase in restricted cash	(400,000)	—

	(414,435)	(13,808)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under notes payable from banks	45,000	—
Borrowings under bridge loan relating to acquisition	400,000	—
Proceeds from options exercised	2,293	1,293
Excess tax benefit from options exercised	94	—
Debt issuance costs	(115)	—
Cash dividends	(6,452)	(5,999)
Purchase of treasury stock	(1,090)	—

	439,730	(4,706)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	92	(29)

NET INCREASE IN CASH AND CASH EQUIVALENTS	36,096	17,496

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	103,020	31,811

CASH AND CASH EQUIVALENTS, END OF PERIOD	$139,116	$49,307